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                                                               EXHIBIT 8.1


                      [LETTERHEAD OF SULLIVAN & CROMWELL]


                                                               November 12, 1999






DTE Energy Company,
   200 2nd Avenue,
      644 WCB,
         Detroit, MI 48226-1279.

Ladies and Gentlemen:
          We have acted as counsel to DTE Energy Company, a Michigan corporation (the "Company"), in connection with the planned merger of MCN Energy Group Inc., a Michigan corporation ("MCN"), with and into DTE Enterprises, Inc., a Michigan corporation ("Merger Sub"), pursuant to the Agreement and Plan of Merger, dated as of October 4, 1999 and as amended as of November 12, 1999, by and between the Company, MCN and Merger Sub as described in the Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") of DTE and MCN, dated November 12, 1999, which is part of the registration statement on Form S-4 of the Company, to which this opinion is attached as an exhibit. It is our opinion that the discussion set forth in the Joint Proxy Statement/Prospectus under the heading "Material Federal Income Tax Consequences of the Merger" is a fair and accurate summary of the matters therein discussed, subject to the limitations set forth therein.

          We hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement/Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                                               Very truly yours,



                                                         /s/ SULLIVAN & CROMWELL